As filed with the Securities and Exchange Commission on April 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEUROBO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2389984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number.)

200 Berkeley Street, Office 19th Floor Boston, MA	02116
(Address of principal executive offices)	(Zip code)

NeuroBo Pharmaceuticals, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Joseph Hooker

Interim President and Chief Executive Officer

NeuroBo Pharmaceuticals, Inc.

200 Berkeley Street, Office 19th Floor

Boston, MA 02116

857-702-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Phillip D. Torrence, Esq.

Samuel Katz, Esq.

Honigman LLP

650 Trade Center Way, Suite 200

Kalamazoo, Michigan 49002-0402

(269) 337-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 8, 2022, the Board of Directors of NeuroBo Pharmaceuticals, Inc. (the “Company,” the “Registrant,” “we,” “us,” or “our”) approved the NeuroBo  Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), subject to the approval of the Company’s stockholders. On December 22, 2022, the Company’s stockholders approved the 2022 Plan. This Registration Statement covers the issuance of an aggregate of 5,114,314 shares of common stock, par value $0.001 per share (“Common Stock”) of the Company, representing (i) 4,910,073 shares of Common Stock newly authorized for issuance under the 2022 Plan, plus (ii) 167,748 shares of Common Stock previously available for grant under the Gemphire Therapeutics, Inc. 2019 Equity Incentive Plan (the “Prior Plan”), plus (iii) 36,493 shares of Common Stock subject to awards granted under the Prior Plan that may become available for issuance or reissuance, as applicable, under the 2022 Plan if such awards are forfeited, canceled or otherwise terminated (other than by exercise).

PART I

INFORMATION REQUIRED IN PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 30, 2023;
(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on April 3, 2023 and April 14, 2023; and
(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A (File No. 001-37809) filed with the Commission on June 20, 2016, as further amended by any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement herein or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated bylaws provide that: (1) we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (2) we may, in our discretion, indemnify our other officers, employees and agents as set forth in the Delaware General Corporation Law; (3) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors and executive officers in connection with certain legal proceedings; (4) the rights conferred in the bylaws are not exclusive; (5) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and (6) we may secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Registrant’s certificate of incorporation, as amended. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

Insurance Policy

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

The foregoing summaries are not intended to be exhaustive and are qualified in their entirety by reference to the complete text of the statute, the Registrant’s certificate of incorporation, as amended and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

EXHIBIT INDEX

The following exhibits are filed as part of this registration statement.

INDEX TO EXHIBITS

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date
3.1	Third Amended and Restated Certificate of Incorporation of Registrant.	8-K	001-37809	3.1	8/10/2016
3.2	Certificate of Amendment (Reverse Stock Split) to the Third Amended and Restated Certificate of Incorporation of the Company.	8-K	001-37809	3.1	12/31/2019
3.3	Certificate of Amendment (Name Change) to the Third Amended and Restated Certificate of Incorporation of the Company.	8-K	001-37809	3.2	12/31/2019
3.4	Certificate of Amendment (Reverse Stock Split) to the Third Amended and Restated Certificate of Incorporation of the Company.	8-K	001-37809	3.1	9/12/2022
3.5	Second Amended and Restated By-laws of Registrant	10-K	001-37809	3.4	3/30/2020
3.6	Amendment to Second Amended and Restated By-Laws of the Registrant	8-K	001-37809	3.1	11/4/2022
10.1†	NeuroBo Pharmaceuticals, Inc. 2022 Equity Incentive Plan	8-K	001-37809	10.1	12/22/2022
10.2†	NeuroBo Pharmaceuticals, Inc. 2022 Equity Incentive Plan Forms of Restricted Stock Unit and Option Grant Agreements	8-K	001-37809	10.2	12/22/2022
5.1*	Opinion of Honigman LLP.
23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Honigman LLP (included in Exhibit 5.1).
24.1*	Power of Attorney of certain directors and officers of the Registrant (contained on signature page).
107*	Calculation of Registration Fee

*	Filed herewith.
†	Indicates management compensatory plan, contract or arrangement.

Item 9.Undertakings.

(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on April 17, 2023.

NeuroBo Pharmaceuticals, Inc.

By:	/s/ Joseph Hooker
	Name:	Joseph Hooker
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph Hooker and Andrew Koven as his or her true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him in any and all capacities, to sign the Registration Statement on Form S-8 of NeuroBo Pharmaceuticals, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Hooker	President and Chief Executive Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 17, 2023
Joseph Hooker

/s/ Andrew Koven	Chair of the Board of Directors
Andrew Koven		April 17, 2023

/s/ Jason L. Groves	Director
Jason L. Groves		April 17, 2023

/s/ Hyung Heon Kim	Director
Hyung Heon Kim		April 17, 2023

/s/ Na Yeon (Irene) Kim	Director
Na Yeon (Irene) Kim		April 17, 2023

/s/ Michael Salsbury	Director
Michael Salsbury		April 17, 2023

/s/ D. Gordon Strickland	Director
D. Gordon Strickland		April 17, 2023